UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 7, 2006

Exact name of registrants as specified in
Commission	their charters, address of principal executive	IRS Employer
File Number	offices and registrants' telephone number	Identification Number
1-14465	IDACORP, Inc.	82-0505802
1-3198	Idaho Power Company	82-0130980
1221 W. Idaho Street
Boise, ID 83702-5627
(208) 388-2200

State or Other Jurisdiction of Incorporation: Idaho

None
Former name or former address, if changed since last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

IDACORP, Inc.
Idaho Power Company
Form 8-K

ITEM 8.01      OTHER EVENTS

In a stipulation filed with the Idaho Public Utilities Commission (IPUC) on April 7, 2006, Idaho Power Company (IPC), the Staff of the IPUC and the other parties agreed to a settlement of all issues relating to the appropriate ratemaking treatment of IPC's excess sulfur dioxide (SO2) emission allowance sale proceeds.

In June 2005, IPC filed an application with the IPUC requesting blanket authorization for the sale of excess SO2 emission allowances. On August 22, 2005, the IPUC issued Order 29852 authorizing the sale and an interim accounting treatment to provide for recording the sales of such excess allowances pending a determination of the appropriate ratemaking treatment for the proceeds of such sales.  Order 29852 stated that the IPUC Staff was to conduct workshops and make a recommendation as to the appropriate ratemaking treatment.  The parties participated in settlement workshops in November 2005, February 2006 and March 2006.

As of April 7, 2006, IPC has sold 78,000 sulfur dioxide emission allowances for a total sales amount of approximately $81.6 million.  After deducting transaction fees and income taxes from the total sales amount, the net proceeds allocated to the state of Idaho are approximately $46.8 million.  Under the interim accounting treatment, IPC is recording the net proceeds as a regulatory liability.

If the stipulation is approved by the IPUC, IPC will retain as a shareholder benefit 10 percent of the net proceeds, or approximately $4.7 million.  The remaining 90 percent of the net proceeds (approximately $42.1 million) will be recorded as a customer benefit, with interest computed at the power cost adjustment (PCA) interest rate, and will be amortized in PCA rates during the June 1, 2007 through May 31, 2008 PCA rate year.  Any additional sales IPC may make (net of taxes and fees) will be recorded in the PCA and shared in the same way.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Dated:  April 10, 2006

IDACORP, Inc.

By:   /s/ Darrel T. Anderson
Darrel T. Anderson
Senior Vice President -
Administrative Services and
Chief Financial Officer

Idaho Power Company

By:   /s/ Darrel T. Anderson
Darrel T. Anderson
Senior Vice President -
Administrative Services and
Chief Financial Officer